Exhibit 99.1

LendingClub Announces Reverse Stock Split Effective Date
Common Stock to Begin Trading on a Split-adjusted Basis on July 8, 2019

SAN FRANCISCO - June 28, 2019 - LendingClub Corporation (NYSE: LC), America’s largest online lending marketplace connecting borrowers and investors, today announced the effective date of a 1-for-5 reverse stock split of the Company’s outstanding and treasury shares of its common stock, together with a proportionate reduction in the number of authorized shares of the Company’s common stock, that was approved by stockholders at the Company’s annual meeting on June 5, 2019.

The intent of the reverse stock split is to reduce the annual listing fees with the New York Stock Exchange (NYSE) by reducing the number of outstanding shares of Company common stock, and also to facilitate investment in the Company’s common stock by, among other things, exceeding minimum stock price thresholds for institutional investors and reducing brokerage fees as a percentage of the overall trading transaction.

The Company expects that the reverse stock split will become effective at 4:30 pm (EST) on July 5, 2019 and that the Company’s shares of common stock will begin trading on a split adjusted basis on the NYSE when the market opens on July 8, 2019 under the Company’s existing symbol “LC.” The Company’s common stock has been assigned a new CUSIP number (52603A208) in connection with the reverse stock split. Additional information on the reverse stock split, including the treatment of fractional shares, can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2019.

Earnings per share for the Company’s second quarter 2019 results will reflect the post reverse stock split share count with historic calculations being recast for comparability to the current period presentation.

Commenting on the initiative, LendingClub Chief Financial Officer, Tom Casey said, “As we drive towards our profitability goal, we have a number of simplification and efficiency efforts underway. We are pleased that the reverse stock split will have the dual benefits of both reducing our cost basis and also opening up the stock to new investors.”

For more information on loans facilitated by LendingClub, visit: www.lendingclub.com.

About LendingClub:

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies, passing those savings on to borrowers in the form of lower rates and investors in the form of potentially higher risk-adjusted returns. LendingClub is based in San Francisco, California. All loans are made by federally regulated issuing bank partners. More information is available at LendingClub.com.